Exhibit 99.1

DallasNews Corporation Announces Second Quarter 2024 Financial Results

DALLAS –  DallasNews Corporation (Nasdaq: DALN) (the “Company”) today reported second quarter 2024 net income of $1.5 million, or $0.27 per share, and operating income of $0.6 million.  In the second quarter of 2023,  the Company reported a  net loss  of  $0.9 million, or $(0.16) per share, and an operating loss of $1.2 million.

For the second quarter of 2024, on a non-GAAP basis, DallasNews reported operating income adjusted for certain items (“adjusted operating income (loss)”)  of $1.2 million, an improvement of $1.4 million when compared to an adjusted operating loss of $0.3 million reported in the second quarter of 2023. The improvement is due to expense savings of $5.4 million, partially offset by a total revenue decline of $4.0 million that is primarily attributable to the Company exiting its shared mail program and discontinuing its print-only niche publications.

Grant Moise, Chief Executive Officer, said, “The second quarter showed positive year-over-year financial performance due to disciplined expense management and improved revenue performance from Medium Giant and Circulation at The Dallas Morning News.  I am very pleased with the team’s performance, and these improved results continue to move us closer to our goal of becoming a sustainably profitable media and marketing company.”

Second Quarter Results

Total revenue was $32.1 million in the second quarter of 2024,  a decrease of $4.0 million or 11.0 percent when compared to the second quarter of 2023.

DallasNews Corporation Announces Second Quarter 2024 Financial Results

July 30, 2024

Revenue from advertising and marketing services, including print and digital revenues, was $12.8 million in the  second quarter of 2024,  a decrease of $3.4 million or 21.2 percent when compared to the $16.2 million reported for the second quarter of 2023. The decline is primarily due to a $3.9 million decrease in print advertising revenue resulting from the Company ending its shared mail program and print-only niche publications at the end of August 2023. All remaining advertising and marketing services revenue improved $0.4 million.

Circulation revenue was $16.2 million in the second quarter of 2024,  an increase of $0.2 million or 1.2 percent when compared to the $16.0 million reported for the second quarter of 2023.  The digital-only subscription revenue increase of $0.7 million or 18.8 percent offset the print circulation revenue decline of $0.5 million or 4.5 percent.

Printing, distribution and other revenue was $3.1 million, a decrease of $0.7 million or 18.4 percent when compared to the second quarter of 2023, primarily due to declines in revenue from commercial printing and distribution, and mailed advertisements for business customers.

Total consolidated operating expense in the second quarter of 2024, on a GAAP basis, was $31.5 million, an improvement of $5.7 million or 15.4 percent when compared to the second quarter of 2023. The improvement is primarily due to expense savings of $2.3 million in distribution, $2.5 million in employee compensation and benefits,  including severance, and $1.0 million in newsprint.

On a non-GAAP basis, adjusted operating expense was $30.9 million, an improvement of $5.4 million or 14.8 percent when compared to the second quarter of 2023. Excluding severance, employee compensation and benefits expense improved $2.1 million.

As of June 30,  2024,  the Company had 533 employees, a headcount decrease of 111 or 17.2 percent when compared to the prior year period, resulting from the 2023 Voluntary Severance Program participants and additional first quarter headcount reductions at Medium Giant. Cash and cash equivalents along with short-term investments were $17.1 million and the Company had no debt.

DallasNews Corporation Announces Second Quarter 2024 Financial Results

July 30, 2024

Segment Information

In the second quarter of 2024, based on changes made in the reporting package used by the Company’s Chief Operating Decision Maker (“CODM”) for purposes of allocating resources and assessing performance, the Company determined it has two reportable segments. The two reportable segments are the following:

•	TDMN is comprised of the Company’s traditional print business that includes operating The Dallas Morning News and related digital platforms including dallasnews.com.
•	Agency is comprised of the Company’s full-service advertising agency, Medium Giant.

In addition to the reportable segments, the Company has a Corporate and Other category that includes expenses not directly attributable to a specific reportable segment.

The CODM, who is the Chief Executive Officer, uses adjusted operating income (loss) for the purposes of evaluating performance and allocating resources.  Adjusted operating income (loss) by reportable segment, and corporate and other is included in the exhibits to this release.

DallasNews Corporation Announces Second Quarter 2024 Financial Results

July 30, 2024

Non-GAAP Financial Measures

Reconciliations of operating income (loss) to adjusted operating income (loss), and total operating costs and expense to adjusted operating expense are included in the exhibits to this release.

The Company calculates adjusted operating income (loss) by adjusting operating income (loss) to exclude depreciation, severance expense, (gain) loss on sale/disposal of assets, and asset impairments (“adjusted operating income (loss)”). The Company believes that inclusion of certain noncash expenses and other items in the results makes for more difficult comparisons between years and with peer group companies.

Adjusted operating income (loss) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income (loss) and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons versus its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income (loss) should not be considered in isolation or as a substitute for net income (loss), cash flows provided by (used for) operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.

DallasNews Corporation Announces Second Quarter 2024 Financial Results

July 30, 2024

Financial Results Conference Call

DallasNews Corporation will conduct a conference call on Wednesday,  July 31, 2024, at 9:00 a.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website at investor.dallasnewscorporation.com/events.  An archive of the webcast will be available at dallasnewscorporation.com in the Investor Relations section.

To access the conference call, dial 1-877-336-4436 and enter the following access code when prompted: 8453121.  A replay line will be available at 1-866-207-1041 from 12:00 p.m. CDT on July 31, 2024 until 11:59 p.m. CDT on August 6, 2024.  The access code for the replay is 4993908.

DallasNews Corporation Announces Second Quarter 2024 Financial Results

July 30, 2024

About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant. The Dallas Morning News is Texas’ leading daily newspaper with an excellent journalistic reputation, intense regional focus and close community ties. With offices in Dallas and Tulsa, Medium Giant is a full-service advertising agency dedicated to designing, creating and delivering stories that drive customers to act. For additional information, visit dallasnewscorporation.com or email invest@dallasnews.com.

Statements in this communication concerning the Company’s business outlook or future economic performance, revenues, expenses, cash balance, investments, business initiatives, working capital, dividends, future financings, and other financial and non-financial items that are not historical facts are “forward-looking statements” as the term is defined under applicable federal securities laws. Words such as “anticipate,” “assume,” “believe,” “can,” “could,” “estimate,” “forecast,” “intend,” “expect,” “may,” “project,” “plan,” “seek,” “should,” “target,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in forward-looking statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; volatility in the North Texas real estate market; the timeline for transitioning print operations; consumers’ tastes; newsprint and distribution prices; program costs; the Company’s ability to successfully execute the Return to Growth Plan; the Company’s ability to maintain compliance with the continued listing requirements of The Nasdaq Capital Market; the success of the Company’s digital strategy; labor relations; cybersecurity incidents; and technological obsolescence. Among other risks, there can be no guarantee that the board of directors will approve dividends in the future or that the Company’s financial projections are accurate, as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

DallasNews Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands, except share and per share amounts (unaudited)	2024	2023	2024	2023
Net Operating Revenue:
Advertising and marketing services	$12,784	$16,223	$24,430	$31,532
Circulation	16,181	15,996	32,481	32,007
Printing, distribution and other	3,096	3,793	6,252	7,675
Total net operating revenue	32,061	36,012	63,163	71,214
Operating Costs and Expense:
Employee compensation and benefits	14,738	17,236	30,855	34,609
Other production, distribution and operating costs	15,046	17,293	30,105	35,321
Newsprint, ink and other supplies	1,302	2,346	2,586	4,530
Depreciation	407	357	805	730
Total operating costs and expense	31,493	37,232	64,351	75,190
Operating income (loss)	568	(1,220)	(1,188)	(3,976)
Other income, net	641	378	1,252	740
Income (Loss) Before Income Taxes	1,209	(842)	64	(3,236)
Income tax provision (benefit)	(241)	26	(23)	258
Net Income (Loss)	$1,450	$(868)	$87	$(3,494)

Per Share Basis (1)
Net income (loss)
Basic	$0.27	$(0.16)	$0.02	$(0.65)
Diluted	$0.27	$(0.16)	$0.02	$(0.65)
Number of common shares used in the per share calculation:
Basic	5,352,490	5,352,490	5,352,490	5,352,490
Diluted	5,352,490	5,352,490	5,352,490	5,352,490

(1)

The Company’s Series A and Series B common stock equally share in the distributed and undistributed earnings. There were no options or RSUs outstanding as of June 30,  2024 and 2023, that would result in dilution of shares or the calculation of EPS under the two-class method as prescribed under ASC 260 – Earnings Per Share.

DallasNews Corporation and Subsidiaries

Consolidated Balance Sheets

	June 30,	December 31,
In thousands (unaudited)	2024	2023
Assets
Current assets:
Cash and cash equivalents	$16,601	$11,697
Short-term investments	500	10,781
Accounts receivable, net	9,120	9,923
Other current assets	5,062	4,532
Total current assets	31,283	36,933
Property, plant and equipment, net	9,280	7,099
Operating lease right-of-use assets	18,690	16,141
Deferred income taxes, net	273	271
Other assets	1,779	1,790
Total assets	$61,305	$62,234
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,111	$3,963
Accrued compensation and other current liabilities	6,926	10,449
Contract liabilities	9,969	9,511
Total current liabilities	22,006	23,923
Long-term pension liabilities	16,180	17,353
Long-term operating lease liabilities	18,848	16,924
Other liabilities	1,022	1,076
Total liabilities	58,056	59,276
Contingent liabilities
Total shareholders' equity	3,249	2,958
Total liabilities and shareholders’ equity	$61,305	$62,234

DallasNews Corporation and Subsidiaries

Revenue by Reportable Segment

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands (unaudited)	2024	2023 (Recast)	2024	2023 (Recast)
TDMN
Print advertising (1)	$6,558	$10,294	$12,197	$19,590
Digital advertising (2)	2,274	2,255	4,232	4,332
Agency
Marketing and media services (2)	3,952	3,674	8,001	7,610
Advertising and Marketing Services	$12,784	$16,223	$24,430	$31,532

TDMN
Print circulation	11,603	12,144	23,359	24,525
Digital circulation	4,578	3,852	9,122	7,482
Circulation	$16,181	$15,996	$32,481	$32,007

TDMN	3,096	3,634	6,252	7,357
Agency	—	159	—	318
Printing, Distribution and Other	$3,096	$3,793	$6,252	$7,675

Total Net Operating Revenue	$32,061	$36,012	$63,163	$71,214

(1)

Includes $3,870 and $7,649 for the three and six months ended June 30, 2023, respectively, of revenue generated from the Company’s shared mail program to deliver weekly preprints, as well as advertising in the print-only editions of its niche publications. At the end of August 2023, the Company made the strategic decisions to exit its shared mail program and discontinue print-only editions of its niche publications.

(2)	Prior to the segment reporting change, digital advertising, and marketing and media services revenues were reported in aggregate.

DallasNews Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Income (Loss) to Adjusted Operating Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands (unaudited)	2024	2023	2024	2023
Total net operating revenue	$32,061	$36,012	$63,163	$71,214
Total operating costs and expense	31,493	37,232	64,351	75,190
Operating Income (Loss)	$568	$(1,220)	$(1,188)	$(3,976)

Total operating costs and expense	$31,493	$37,232	$64,351	$75,190
Less:
Depreciation	407	357	805	730
Severance expense	198	608	776	825
Adjusted Operating Expense	$30,888	$36,267	$62,770	$73,635

Total net operating revenue	$32,061	$36,012	$63,163	$71,214
Adjusted operating expense	30,888	36,267	62,770	73,635
Adjusted Operating Income (Loss)	$1,173	$(255)	$393	$(2,421)

DallasNews Corporation - Non-GAAP Financial Measures

Adjusted Operating Income (Loss) by Reportable Segment, and Corporate and Other

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands (unaudited)	2024	2023	2024	2023
TDMN
Total net operating revenue	$28,109	$32,179	$55,162	$63,286
Adjusted operating expense	21,794	27,151	43,597	55,097
Adjusted Operating Income (Loss)	$6,315	$5,028	$11,565	$8,189
Agency
Total net operating revenue	$3,952	$3,833	$8,001	$7,928
Adjusted operating expense	3,921	4,338	8,372	8,872
Adjusted Operating Income (Loss)	$31	$(505)	$(371)	$(944)
Corporate and Other
Total net operating revenue	$—	$—	$—	$—
Adjusted operating expense	5,173	4,778	10,801	9,666
Adjusted Operating Income (Loss)	$(5,173)	$(4,778)	$(10,801)	$(9,666)

Total Adjusted Operating Income (Loss)	$1,173	$(255)	$393	$(2,421)
Excluded expenses:
Depreciation	407	357	805	730
Severance expense	198	608	776	825
Operating Income (Loss)	$568	$(1,220)	$(1,188)	$(3,976)
Other income, net	641	378	1,252	740
Income (Loss) Before Income Taxes	$1,209	$(842)	$64	$(3,236)